Exhibit 10.1

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registration treats as private or confidential. In this exhibit “[***]” indidcates where such information has been omitted.

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered into as of May 29, 2026, by and among CONX Corp., a Nevada corporation (“Parent”), HC2 Merger Sub, LLC, a Delaware limited liability company (“SPV LLC”), HC2 Broadcasting Holdings Inc., a Delaware corporation (the “Company”), HC2 Broadcasting Holdco, LLC, a Delaware limited liability company (“Innovate”) and Innovate Corp., a Delaware corporation (“Innovate Parent”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties hereto are parties to that certain agreement and plan of merger, dated as of the date hereof, by and among Parent, SPV LLC, the Company and Innovate (the “Merger Agreement”), pursuant to which SPV LLC will merge with and into the Company, with the Company surviving the Merger.

WHEREAS, promptly following the Effective Time, the Company shall be converted into a Delaware limited liability company pursuant to the Conversion.

WHEREAS, Innovate desires to acquire the right to acquire, from time to time, up to an aggregate amount of 15% of the Company’s then-outstanding shares of common stock or equity interests, as applicable (the “Company Equity Interests”), on a Fully Diluted Basis (as defined below), as determined on the date of the applicable Option Exercise Notice (as defined below), and Parent, SPV LLC and the Company each desires to grant such rights to Innovate, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:

1.             Grant of Option.

(a)           Right to Purchase. Subject to the terms and conditions of this Agreement, at any time and from time to time during the period commencing on the Closing Date and ending on, and including, the date that is 18 months from the Closing Date (the “Option Expiration Date”), Innovate shall have the right, but not the obligation, to purchase Company Equity Interests from Parent in exchange for payment of all or any portion of the Remaining Option Purchase Price (as defined below) in accordance with Section 2 of this Agreement (the “Option”). Subject to the terms and conditions of this Agreement, Innovate may exercise the Option on one or more occasions until the earlier of (i) such time as the Remaining Option Purchase Price equals $0.00 and (ii) the Option Expiration Date (such date, the “Option Termination Date”).

(b)           Exercise Procedures.

(i)             If Innovate desires to exercise the Option pursuant to this Section 1, Innovate shall deliver to Parent a written, unconditional, and irrevocable notice in the form attached as Exhibit A (each, an “Option Exercise Notice”) exercising the Option in whole or in part, as applicable. Each Option Exercise Notice shall (A) specify the dollar amount that Innovate elects, or is required, to apply toward the exercise of the Option in connection with such exercise (the “Exercise Amount”), which Exercise Amount shall not exceed the Remaining Option Purchase Price as of the date of such Option Exercise Notice and (B) certify to Parent that (1) the representations and warranties to be made by Innovate and Innovate Parent on the applicable Option Closing Date are true and correct in all material respects as of the date of the Option Exercise Notice and will be true and correct in all material respects as of the applicable Option Closing Date and (2) Innovate and Innovate Parent have complied with all covenants and agreements under this Agreement required to be complied with by Innovate or Innovate Parent in all material respects as of the date of the applicable Option Exercise Notice and will be in compliance with all such covenants and agreements in all material respects as of the applicable Option Closing Date.

(ii)           Parent shall at the closing of an Option, represent and warrant to Innovate that, except as would not reasonably be expected to prevent, materially delay or materially impair the consummation of any Option exercised to be consummated pursuant to this Agreement, Parent has good and valid title to the applicable Company Equity Interests free and clear of all Liens (other than Liens pursuant to Securities Laws, the Organizational Documents of the Company or arising under this Agreement or the Merger Agreement).

(iii)          Each of Innovate and Innovate Parent represents and warrants to Parent and SPV LLC upon the execution of this Agreement and shall at the closing of any Option represent and warrant to Parent that:

(A)           such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(B)            such Person has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement will constitute, a legal, valid and binding obligation of Innovate, enforceable against Innovate in accordance with its terms, except as enforcement thereof may be limited against such Person by the Enforceability Exceptions;

(C)            The execution and delivery by such Person of this Agreement does not and the performance by such Person of this Agreement will not (1) conflict with or violate any provision of the Organizational Documents of such Person, (2) conflict with or violate any Order or Legal Requirement applicable to Innovate or by which any property or asset of Innovate is bound, (3) require any Consent by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or give to any other Person (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, any Contract to which Innovate or any of its Affiliates is a party or by which such Person, or any property or asset of such Person or its Affiliates, is bound or (4) result (immediately or with notice or lapse of time or both) in the creation of any Lien on any property or asset of such Person or any of its Affiliates;

(D)           Except as would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby there (1) is no Legal Proceeding pending or, to the Knowledge of such Person, threatened against Innovate or its Affiliates and (2) are no Orders outstanding against such Person or its Affiliates;

(E)            (1) Innovate is not entering into this Agreement or exercising any Option with the intent to hinder, delay or defraud either present or future creditors, (2) after giving effect to the exercise of any Option, or any Partial Exercise, Innovate will be Solvent and (3) neither Innovate nor any of its Affiliates is subject to any insolvency or bankruptcy proceedings under applicable Legal Requirements;

(F)            Innovate is acquiring the Company Equity Interests as an investment for its own account and not with a view to the distribution thereof; and

(G)            Innovate is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Innovate acknowledges that the Company Equity Interests have not been, and will not be, registered under the Securities Act, or any state Securities Laws, the offer and sale of the Company Equity Interests are being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and certain exemptions from applicable state Securities Laws and understands and agrees that it may not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any such shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable Securities Laws.

(iv)          Subject to Section 1(d) below, the closing of any sale of Company Equity Interests pursuant to an Option Exercise Notice shall take place no later than 10 Business Days following receipt by Parent of an Option Exercise Notice. Parent and Innovate shall give the Company at least five Business Days’ written notice of each date of closing (each, an “Option Closing Date”).

(c)           Cooperation.

(i)            Each of Parent, SPV LLC, Innovate, Innovate Parent and the Company, as applicable, at the request of another party hereto, shall, and shall cause their respective Affiliates, to execute, such further documents, and perform, or cause its Affiliates to perform, such further acts, as may be reasonably necessary or appropriate to consummate the transactions contemplated by the exercise of an Option pursuant to this Section 1.

(ii)           Notwithstanding anything in this Agreement to the contrary, if either Parent or Innovate determines (acting in good faith and in consultation with its Tax advisers) that any exercise of the Option contemplated by this Agreement could be accomplished by an alternative method or structure than that contemplated in this Agreement (including by structuring such Option exercise as a contribution by Innovate of the applicable Exercise Amount to the Company in exchange for newly issued Company Equity Interests, followed by a redemption by the Company of an equal amount of Company Equity Interests held by Parent in exchange for an amount equal to such Exercise Amount) that does not materially adversely affect the other party, the parties shall collaborate reasonably and in good faith to agree to modify such method or structure and, if the parties agree upon such a modification, to effectuate such modification; provided, that nothing in this Section 1(c)(ii) shall be construed as to require any party to agree to any such proposed modification in method or structure.

(d)           Closing. On each Option Closing Date:

(i)            Innovate shall pay the applicable Exercise Amount by wire transfer of immediately available funds to an account designated by Parent in writing to Innovate no later than two Business Days prior to the Option Closing Date.

(ii)           Parent shall deliver to Innovate any certificate or certificates representing the Company Equity Interests to be sold and, to the extent requested by Innovate in writing five Business Days prior to the applicable Option Closing Date, transfer powers and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Exercise Amount.

(e)           Partial Exercise. If Innovate exercises the Option for less than the full Remaining Option Purchase Price (a “Partial Exercise”), the Option shall continue in full force and effect with respect to the unused Remaining Option Purchase Price; provided, that in connection with any Partial Exercise, the Exercise Amount shall be at least $1,000,000 unless prior to such Partial Exercise the Remaining Option Purchase Price is less than $1,000,000, in which event, the Exercise Amount shall be for an amount equal to the Remaining Option Purchase Price. For the avoidance of doubt, Innovate may deliver multiple Option Exercise Notices prior to the Option Expiration Date, each of which shall be treated as a separate exercise of the Option subject to the terms and conditions of this Agreement.

(f)            Certification of Fully Diluted Equity Interests. Within three Business Days following receipt of an Option Exercise Notice, Parent shall cause the Company to deliver to Innovate a written certificate, signed by the Company’s Chief Financial Officer or another duly authorized officer setting forth (i) the total number of Fully Diluted Equity Interests as of the date of such Option Exercise Notice, (ii) a reasonably detailed calculation of the number of such Fully Diluted Equity Interests, and (iii) the resulting number of Company Equity Interests to be sold by Parent to Innovate (each such certificate, a “Fully Diluted Equity Interests Certificate”). For the purposes of this Agreement, “Fully Diluted Basis” means, with respect to any Person, as of the applicable measurement date all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that would directly or indirectly result in any right to receive or purchase any of the foregoing).

(g)           No Encumbrance. From and after the Closing and until the Option Termination Date, Parent shall not pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) the Company Equity Interests.

2.             Option Purchase Price.

(a)           Aggregate Option Purchase Price. The maximum aggregate amount available for the exercise of the Option shall be $45,000,000.00 (the “Aggregate Option Purchase Price”).

(b)           Remaining Option Purchase Price. The “Remaining Option Purchase Price” shall initially equal the Aggregate Option Purchase Price. Upon each exercise of the Option, the Remaining Option Purchase Price shall be reduced by the Exercise Amount paid or to be paid by Innovate in connection with such exercise.

(c)           Determination of Number of Purchased Company Equity Interests. The number of Company Equity Interests to be purchased from Parent by Innovate upon each exercise of the Option shall be an amount equal to (i) the quotient of (A) the applicable Exercise Amount divided by (B) $300,000,000.00 multiplied by (ii) the then applicable number of Fully Diluted Equity Interests. For the purposes of this Agreement, “Fully Diluted Equity Interests” means the total number of Company Equity Interests outstanding on a Fully Diluted Basis as of the date of the applicable Option Exercise Notice. For the avoidance of doubt, because the number of Fully Diluted Equity Interests may change between exercises, the aggregate percentage of Company Equity Interests acquired by Innovate across all exercises of the Option may be more or less than 15% of the Fully Diluted Equity Interests as of the date of this Agreement.

3.             Use of Net Cash Proceeds.

(a)           Pre-Closing Asset Sales. From the date hereof until the Closing Date, in the event that Innovate Parent or any of its Affiliates consummates, and receives proceeds from, any Asset Sale, Innovate Parent shall not, and shall cause its subsidiaries not to, use any Net Cash Proceeds from such Asset Sale for any purpose prior to the Closing Date. Within 10 Business Days following the Closing Date, Innovate Parent shall cause Innovate to apply an amount equal to such Net Cash Proceeds to exercise the Option pursuant to, and in accordance with the terms and conditions of, Section 1 of this Agreement, by delivering an Option Exercise Notice specifying an Exercise Amount equal to or greater than such Net Cash Proceeds.

(b)           Post-Closing Asset Sales. From the Closing Date until the Option Termination Date, in the event that Innovate Parent or any of its Affiliates consummates, and receives proceeds from, any Asset Sale, Innovate Parent shall cause Innovate to, within 10 Business Days following receipt of Net Cash Proceeds from such Asset Sale, apply an amount equal to the Net Cash Proceeds therefrom to exercise the Option pursuant to, and in accordance with the terms and conditions of, Section 1 of this Agreement, by delivering an Option Exercise Notice specifying an Exercise Amount equal to or greater than such Net Cash Proceeds, and, prior to the consummation of any such Option, Innovate Parent shall not, and shall cause its subsidiaries not to, use any Net Cash Proceeds for any other purpose.

(c)           Innovate Parent’s aggregate obligation to apply Net Cash Proceeds to the exercise of the Option under Section 3(a) and Section 3(b) shall not exceed the Remaining Option Purchase Price. For the avoidance of doubt, nothing in Section 3(a) and Section 3(b) shall require Innovate Parent or any of its Affiliates to consummate any Asset Sale.

(d)           For purposes of this Section 3, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Section 3(d) shall have the meanings ascribed to them in Innovate Parent’s Indenture governing those certain 10.500% senior secured notes due 2027, dated as of August 4, 2025, by and among INNOVATE Corp., the guarantors party thereto and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.1 to Innovate’s Current Report on Form 8-K filed on August 5, 2025), as in effect as of the date of the Merger Agreement (the “Indenture”).

(i)            “Asset Sale” means any sale, lease, transfer, contribution, abandonment or other disposition of any assets by Innovate Parent or any Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale, transfer, contribution or other disposition by Innovate Parent or any Subsidiary of the Equity Interests of any Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(A)           a disposition (i) to Innovate Parent, including the sale or issuance by Innovate Parent or any Subsidiary of any Equity Interests of any Subsidiary to Innovate Parent or (ii) from any Subsidiary to any other Subsidiary, including the sale or issuance by any Subsidiary of any Equity Interests of any Subsidiary to any other Subsidiary;

(B)            any issuance or sale of Equity Interests by any Subsidiary for the purpose of raising capital, whether through a public offering, private placement or otherwise;

(C)            the disposition by Innovate or any Subsidiary in the ordinary course of business and for a bona fide business purpose of (i) cash, Cash Equivalents and cash management investments, (ii) damaged, worn out, uneconomical or obsolete assets, (iii) rights granted to others pursuant to leases or licenses, or (iv) inventory and other assets acquired and held for resale in the ordinary course of business (it being understood that any Equity Interests of any Subsidiary and the assets of an operating business, unit, division or line of business shall not constitute inventory or other assets acquired and held for resale in the ordinary course of business);

(D)           the sale or discount of accounts receivable arising in the ordinary course of business and for a bona fide business purpose;

(E)            a transaction covered by Section 5.01 of the Indenture or that constitutes a Change of Control;

(F)            a Restricted Payment permitted under Section 4.09 of the Indenture or a Permitted Investment;

(G)            the issuance of Disqualified Equity Interests pursuant to Section 4.11 of the Indenture;

(H)            any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person from whom such Subsidiary was acquired or from whom such Subsidiary (having been newly formed in connection with such acquisition) acquired its business and assets, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(I)             any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(J)             foreclosure or any similar action with respect to any property or other asset of Innovate or any of its Subsidiaries;

(K)            the incurrence of a Permitted Lien;

(L)            leases of real or personal property in the ordinary course of business, for a bona fide business purpose;

(M)          licenses or sublicenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Innovate;

(N)           dispositions of Investments by any Insurance Subsidiary (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary or Innovate, as the case may be;

(O)           dispositions by Insurance Subsidiaries and their Subsidiaries pursuant to Reinsurance Agreements so long as such disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;

(P)            Permitted Transactions;

(Q)           any termination of leases by Innovate or any Subsidiary as lessee that is, in the reasonable and good faith judgment of Innovate, no longer commercially practicable to maintain or useful in the conduct of business of Innovate and the Subsidiaries taken as a whole;

(R)            dispositions completed prior to the date hereof; and

(S)            to the extent allowable under Section 1031 of the Code (or any comparable or successor provision), any exchange of like property (excluding any boot thereon).

(ii)           “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(A)           brokerage commissions, underwriting commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, consultants and investment bankers;

(B)            provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of Innovate Parent and its Subsidiaries;

(C)            payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or (except in the case of Collateral) to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(D)            appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash;

(E)            payments of unassumed liabilities (not constituting Debt) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(F)            proceeds that are used to permanently repay, reduce, prepay, redeem or otherwise retire (whether at maturity, upon acceleration, by mandatory or optional prepayment, by redemption, repurchase or otherwise) any Debt or Preferred Stock of Innovate or any Subsidiary (including, without limitation, all principal, premium, accrued and unpaid interest, make-whole amounts, breakage costs, prepayment penalties and fees payable in connection therewith) in effect as of the date of this Agreement; and

(G)            an amount not to exceed $20,000,000.00 in the aggregate across all Asset Sales from the date hereof (the “Working Capital Reserve”), which Innovate Parent may retain as a reserve for general corporate purposes, working capital and operating expenses to the extent Innovate Parent determines such reserve is reasonably necessary.

(e)           From and after the execution and delivery of this Agreement until the date that is 10 days after the Option Termination Date, no later than 10 Business Days following the consummation of any Asset Sale, Innovate Parent shall deliver to Parent a certificate, duly executed by an authorized officer of Innovate Parent, certifying as to (i) the consummation of an Asset Sale and (ii) the amount of Net Cash Proceeds therefrom.

(f)            From and after the execution and delivery of this Agreement until the date that is 60 days after the Option Termination Date, subject to any applicable Legal Requirements and Orders, upon reasonable advance notice and no more than twice per 90 days, Innovate Parent shall afford Parent and its Representatives reasonable access during normal business hours to the personnel and financial books and records of Innovate Parent and its Subsidiaries and Innovate Parent shall use reasonable best efforts to furnish promptly to Parent and its Representatives such information as Parent may reasonably request, to the extent reasonably necessary in connection with any Asset Sale or confirming the calculation of existence of any Net Cash Proceeds; provided, that Parent and its Representatives shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of Innovate Parent and its Subsidiaries.

4.             Securities Law Matters. Innovate agrees to furnish any additional information requested by Parent, the Company or any of its or their respective Affiliates to assure compliance with applicable Securities Laws in connection with the purchase and sale contemplated by the exercise of the Option.

5.             Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided, that the sender of such email does not receive a “bounce back” or similar message indicating delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to the Parent, SPV LLC or, following Closing, the Company:	CONX Corp. 5701 S. Santa Fe Dr. Littleton, CO 80120 Email: [***] Attention: [***]

with a copy, which shall not constitute notice, to:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Email: schollmeyerm@sullcrom.com Attention: Mario Schollmeyer

If to Innovate, Innovate Parent or, prior to Closing, the Company:	INNOVATE Corp. 295 Madison Avenue, 12th Floor New York, NY 10017 Email: [***] Attention: [***]

with a copy, which shall not constitute notice, to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Email: soneal@cgsh.com; callen@cgsh.com Attention: Sean O’Neal; Charles Allen

6.             Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.             Successor and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of any Legal Requirement or otherwise by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void ab initio; provided, that Parent may, and shall, assign any and all of its rights and obligations under this Agreement to an Affiliate to whom it assigns, transfers or otherwise conveys the Company Equity Interests held by Parent. Any such transferee or assignee shall become a party to, and be bound by and entitled to the benefits of, this Agreement.

8.             No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

9.             Headings. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.            Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

11.            Severability. The parties agree that: (a) the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement so long as either the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to any party or such party waives its rights under this Section 11 with respect thereto; and (b) if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, in each case, so long as either the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to any party or such party waives its rights under this Section 11 with respect thereto.

12.            Governing Law. This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the transactions contemplated hereby or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In the event the Redomiciliation occurs, this Agreement shall thereafter be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada or the State of Colorado, as applicable, regardless of the choice of laws principles or any borrowing statute of the State of Nevada or the State of Colorado, as applicable, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

13.            Jurisdiction; Consent to Service of Process. Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event of any dispute arising out of or relating to this Agreement, any of the transactions contemplated hereby or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any action, suit or other legal proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise) in any court other than the Court of Chancery of the State of Delaware, or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal courts of the United States sitting in the State of Delaware, or, if (and only if) the federal courts of the United States sitting in the State of Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof; (iv) waives any right to trial by jury with respect to any action, suit or other legal proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise); (v) waives the defense of an inconvenient forum to the maintenance of any action, suit or other legal proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise); and (vi) consents to service of process being made through the notice procedures set forth herein. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware. The parties hereto agree that a final judgment in any such action, suit or other legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. In the event the Redomiciliation occurs, all references to the State of Delaware and the courts thereof or located in the State of Delaware in this Section 13 shall be deemed to be references to the State of Nevada or the State of Colorado and the courts thereof or located in the State of Nevada or the State of Colorado, as applicable.

14.            Counterparts. This Agreement may be executed (including by email, in .pdf format or by any other electronic means) in two or more counterparts, all of which shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service shall be sufficient to bind the parties to the terms of this Agreement. No party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation of a contract and each party forever waives any such defense.

15.            No Strict Construction. This Agreement shall be deemed to have been drafted by Parent and Innovate, and this Agreement shall not be construed against any party as the principal draftsperson hereof.

16.            Confidentiality. Section 7.09 of the Merger Agreement is hereby incorporated by reference and shall apply to this Agreement, mutatis mutandis.

[signature pageS follow]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.

CONX CORP.,
a Nevada corporation

By:	/s/ Kyle Jason Kiser
	Name:	Kyle Jason Kiser
	Title:	Chief Executive Officer

HC2 MERGER SUB, LLC,
a Delaware limited liability company

by CONX CORP., its sole Member

By:	/s/ Kyle Jason Kiser
	Name:	Kyle Jason Kiser
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.

HC2 BROADCASTING HOLDINGS INC.

By:	/s/ Les B. Levi
Name:	Les B. Levi
Title:	President and Chief Executive Officer

HC2 BROADCASTING HOLDCO, LLC

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

INNOVATE CORP.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

Exhibit A

Form of Option Exercise Notice

[Date]

To: CONX Corp.

Re: Option – Exercise Notice

Reference is made to the Option Agreement (the “Agreement”), entered into on [•], 2026 by and among CONX Corp., a Nevada corporation (“Parent”), HC2 Merger Sub, LLC, a Delaware limited liability company, HC2 Broadcasting Holdings, Inc., a Delaware corporation (the “Company”), HC2 Broadcasting Holdco LLC, a Delaware limited liability company (“Innovate”), and Innovate Corp., a Delaware corporation (“Innovate Parent”). Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 1 of the Agreement, Innovate hereby provides this notice exercising the Option, on the terms and subject to the conditions set forth in the Agreement, as follows:

1.	Exercise Amount. Innovate shall pay an Exercise Amount of $[•] pursuant to the Agreement, representing a [full/partial] exercise of the Option. [Following this exercise, the Remaining Option Purchase Price under the Agreement shall be $[•].]

2.	Company Equity Interests to Be Sold. The amount of Company Equity Interests to be sold by Parent to Innovate shall be determined in accordance with Section 2(c) of the Agreement and set forth in such Fully Diluted Equity Interests Certificate.

3.	Innovate hereby certifies to Parent that (a) the representations and warranties to be made by Innovate and Innovate Parent on the applicable Option Closing Date are true and correct in all material respects as of the date of this Option Exercise Notice and will be true and correct in all material respects as of the applicable Option Closing Date and (b) Innovate and Innovate Parent have complied with all covenants and agreements under this Agreement required to be complied with by Innovate or Innovate Parent in all material respects as of the date of the Option Exercise Notice and will be in compliance with all such covenants and agreements in all material respects as of the applicable Option Closing Date.

HC2 BROADCASTING HOLDCO LLC

By:
Name:
Title: